================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 1)(1)


                          ACTIVE IQ TECHNOLOGIES, INC.
                          ----------------------------
                                (Name of Issuer)


                          COMMON STOCK, $.01 PAR VALUE
                         ------------------------------
                         (Title of Class of Securities)


                                  00505Q 10 2
                                 --------------
                                 (CUSIP Number)


                               DECEMBER 31, 2001
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)

          [X]  Rule 13d-(c)

          [ ]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


================================================================================

CUSIP No. 00505Q 10 2                  13G                     Page 2 of 5 Pages
--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Stellent, Inc.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [ ]
--------------------------------------------------------------------------------
3.   SEC USE ONLY



--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     Minnesota
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           952,451
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         952,451
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     952,451 (INCLUDES WARRANTS TO PURCHASE 340,982 SHARES OF COMMON STOCK)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [ ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     8.5%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*


     CO
--------------------------------------------------------------------------------

CUSIP No. 00505Q 10 2                  13G                     Page 3 of 5 Pages
--------------------------------------------------------------------------------
Item 1(a).  Name of Issuer:

            ACTIVE IQ TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
Item 1(b).  Address of Issuer's Principal Executive Offices:

            601 CARLSON PARKWAY, SUITE 1550
            MINNETONKA, MINNESOTA 55305
--------------------------------------------------------------------------------
Item 2(a).  Name of Person Filing:

            STELLENT, INC.
--------------------------------------------------------------------------------
Item 2(b).  Address of Principal Business Office, or if None, Residence:

            7777 GOLDEN TRIANGLE DRIVE
            EDEN PRAIRIE, MINNESOTA   55344
--------------------------------------------------------------------------------
Item 2(c).  Citizenship:

            Minnesota
--------------------------------------------------------------------------------
Item 2(d).  Title of Class of Securities:

            COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
Item 2(e).  CUSIP Number:

            00505Q 10 2
--------------------------------------------------------------------------------
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [ ]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [ ]  Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [ ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 00505Q 10 2                  13G                     Page 4 of 5 Pages
--------------------------------------------------------------------------------
Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          952,451 (which includes warrants to purchase 307,648 shares, warrants to purchase 20,000 shares and warrants to purchase 13,334 shares which are issuable upon exercise of the warrant to purchase 20,000 shares)
          ----------------------------------------------------------------------
     (b)  Percent of class:

          8.5%
          ----------------------------------------------------------------------
     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:       952,451
                                                         -----------------------
          (ii)  Shared power to vote or to direct the vote:         0
                                                           ---------------------

          (iii) Sole power to dispose or to direct the disposition of: 952,451
                                                                      ----------

          (iv)  Shared power to dispose or to direct the disposition of:   0
                                                                        --------
--------------------------------------------------------------------------------
Item 5.  Ownership of Five Percent or Less of a Class.


--------------------------------------------------------------------------------
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


--------------------------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.


--------------------------------------------------------------------------------
Item 8.  Identification and Classification of Members of the Group.


--------------------------------------------------------------------------------
Item 9.  Notice of Dissolution of Group.


--------------------------------------------------------------------------------
Item 10.  Certifications.


     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 FEBRUARY 12, 2002
                                        ---------------------------------------
                                                      (Date)

                                                 /S/ GREGG WALDON
                                        ---------------------------------------
                                                    (Signature)

                                         GREGG WALDON, CHIEF FINANCIAL OFFICER
                                        ---------------------------------------
                                                    (Name/Title)


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).